Exhibit 99.1
MPLX LP Reports Fourth-Quarter and
Full-Year 2022 Financial Results

•Fourth-quarter net income attributable to MPLX of $816 million and full-year net income of $3.9 billion
•Fourth-quarter adjusted EBITDA attributable to MPLX of $1.5 billion and full-year 2022 adjusted EBITDA of $5.8 billion
•Full-year 2022 net cash provided by operating activities of $5.0 billion and over $3.5 billion in capital returned to unitholders
•Announced 2023 MPLX capital spending outlook of $950 million

FINDLAY, Ohio, Jan. 31, 2023 - MPLX LP (NYSE: MPLX) today reported fourth-quarter 2022 net income attributable to MPLX of $816 million, compared with $830 million for the fourth quarter of 2021.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,454 million, compared with $1,445 million for the fourth quarter of 2021. Logistics and Storage (L&S) segment adjusted EBITDA for the fourth quarter of 2022 was $979 million, compared with $934 million for the fourth quarter of 2021. Gathering and Processing (G&P) segment adjusted EBITDA for the fourth quarter of 2022 was $475 million, compared with $511 million for the fourth quarter of 2021.

During the quarter, MPLX generated $1,368 million in net cash provided by operating activities, $1,270 million of distributable cash flow, and adjusted free cash flow after distributions of $294 million. MPLX announced a fourth-quarter 2022 distribution of $0.775 per common unit, resulting in a distribution coverage ratio of 1.6x for the quarter. The leverage ratio was 3.5x at the end of the quarter.

For the full year 2022, MPLX generated $5,019 million in net cash provided by operating activities, $4,981 million of distributable cash flow, and $1,022 million of adjusted free cash flow after distributions.

“In 2022, MPLX increased its distribution by 10%, driven by solid operational performance and the strength and growth of our cash flows,” said Michael J. Hennigan, MPLX chairman, president and chief executive officer. “Throughout the year, MPLX returned over $3.5 billion of capital to unitholders, while maintaining a distribution coverage ratio of 1.6x.”

Financial Highlights (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per unit and ratio data)	2022	2021	2022	2021
Net income attributable to MPLX LP	$816	$830	$3,944	$3,077
Adjusted EBITDA attributable to MPLX LP(a)	1,454	1,445	5,775	5,560
Net cash provided by operating activities	1,368	1,240	5,019	4,911
Distributable cash flow attributable to MPLX LP(a)	1,270	1,207	4,981	4,785
Distribution per common unit(b)	$0.775	$0.705	$2.960	$3.360
Distribution coverage ratio(c)	1.6x	1.6x	1.6x	1.4x
Consolidated debt to adjusted EBITDA(d)	3.5x	3.7x	3.5x	3.7x
Cash paid for common unit repurchases	$176	$165	$491	$630

(a)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(b)    Distributions declared by the board of directors of MPLX's general partner. The twelve months ended December 31, 2021 include a supplemental distribution of $0.575 per unit (the "Supplemental Distribution Amount") for the third quarter of 2021.
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distributions. The twelve months ended December 31, 2021 include the impact of the Supplemental Distribution Amount.
(d)    Calculated using face value total debt and LTM adjusted EBITDA. See reconciliation in the tables that follow.

Segment Results

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
Segment income from operations (unaudited)	2022	2021	2022	2021
Logistics and Storage	$812	$750	$3,216	$3,012
Gathering and Processing(a)	248	306	1,695	980

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	$979	$934	$3,818	$3,681
Gathering and Processing	475	511	1,957	1,879

(a)    The twelve months ended December 31, 2022 include a $509 million non-cash gain on a lease reclassification.

Logistics & Storage

L&S segment income from operations for the fourth quarter of 2022 increased by $62 million compared to the same period in 2021, while segment adjusted EBITDA for the fourth quarter of 2022 increased by $45 million compared to the same period in 2021. These increases were primarily driven by higher pipeline tariff rates and contributions from joint ventures, partially offset by higher project related expenses.

Total pipeline throughputs were 5.6 million barrels per day (bpd) in the fourth quarter, flat versus the same quarter of 2021. The average tariff rate was $0.89 per barrel for the quarter, an increase of 2% versus the same quarter of 2021. Terminal throughput was 3.0 million bpd for the quarter, an increase of 4% versus the same quarter of 2021.

Gathering & Processing

G&P segment income from operations for the fourth quarter of 2022 decreased by $58 million compared to the fourth quarter of 2021. Segment adjusted EBITDA for the fourth quarter of 2022 decreased by $36 million compared to the same period in 2021, as higher volumes were offset largely by lower natural gas liquids prices.

In the fourth quarter of 2022:
•Gathered volumes averaged 6.2 billion cubic feet per day (bcf/d), a 14% increase from the fourth quarter of 2021.
•Processed volumes averaged 8.6 bcf/d, a 1% increase versus the fourth quarter of 2021.
•Fractionated volumes averaged 583 thousand bpd, a 6% increase versus the fourth quarter of 2021.

In the Marcellus:
•Gathered volumes averaged 1.4 bcf/d in the fourth quarter, a 1% decrease versus the fourth quarter of 2021.
•Processed volumes averaged 5.5 bcf/d in the fourth quarter, a 2% decrease versus the fourth quarter of 2021.
•Fractionated volumes averaged 518 thousand bpd in the fourth quarter, a 7% increase versus the fourth quarter of 2021.

Strategic Update

MPLX's capital spending outlook for 2023 is $950 million, which includes approximately $800 million of growth capital and $150 million of maintenance capital. The capital spending plan focuses on expansions and de-bottlenecking of MPLX's existing L&S assets, and increasing G&P capacity to meet customer demand.

In the L&S segment, MPLX continues to expand natural gas long-haul and crude gathering pipelines supporting the Permian and Bakken basins. Specifically in the Permian, working with its partners, MPLX is progressing its natural gas strategy with the expansion of the Whistler pipeline from 2.0 bcf/d to 2.5 bcf/d, and the associated ADCC pipeline lateral into the Corpus Christi domestic and export markets.

In the G&P segment, MPLX remains focused on the Permian and Marcellus basins in response to producer demand. In the Permian, the 200 million cubic feet per day (mmcf/d) Torñado ll processing plant was placed into operation in the fourth quarter. MPLX is progressing its sixth 200 mmcf/d processing plant in the basin, Preakness ll, which is expected online in the first half of 2024. In the Marcellus, MPLX is progressing Harmon Creek ll, a 200 mmcf/d processing plant expected online in the first half of 2024.

Financial Position and Liquidity

As of December 31, 2022, MPLX had $238 million in cash, $2 billion available on its bank revolving credit facility, and $1.5 billion available through its intercompany loan agreement with Marathon Petroleum Corp. (NYSE: MPC). MPLX's leverage ratio was 3.5x, below its stated target of 4.0x.

The partnership repurchased $176 million of common units held by the public in the fourth quarter, and $491 million for the full-year 2022. As of December 31, 2022, MPLX had approximately $846 million remaining available under its unit repurchase authorization.

MPLX is providing a notice of redemption for all of the $600 million outstanding Series B preferred units. The Series B preferred units are expected to be redeemed on February 15, 2023 at $1,000 per unit. The semi-annual distribution on the Series B preferred units will be paid in the usual manner on February 15, 2023 to the holders of record as of the close of business on February 1, 2023. The foregoing is qualified in its entirety by the redemption notice to be distributed to the holders of the Series B preferred units and does not constitute an offer to buy or sell, or the solicitation of an offer to sell or buy, securities in any jurisdiction or a notice of redemption for the Series B preferred units.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President, Finance and Investor Relations
Brian Worthington, Director
Isaac Feeney, Supervisor

Media Contact: (419) 421-3312
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); distribution coverage ratio; adjusted free cash flow (Adjusted FCF); and adjusted free cash flow after distributions. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision/benefit for income taxes; (iii) interest and other financial costs; (iv) impairment expense; (v) income/loss from equity method investments; (vi) distributions and adjustments related to equity method investments; (vii) gain on sales-type leases; (viii) noncontrolling interests and (ix) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment maintenance capital expenditures paid out; and (vi) other adjustments as deemed necessary.

The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Adjusted FCF and adjusted free cash flow after distributions are financial performance measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define Adjusted FCF as net cash provided by operating activities adjusted for (i) net cash used in investing activities; (ii) cash contributions from MPC; (iii) cash contributions from noncontrolling interests and (iv) cash distributions to noncontrolling interests. We define adjusted free cash flow after distributions as Adjusted FCF less base distributions to common and preferred unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, capital expenditure plans, operating cost reduction objectives, and environmental, social and governance ("ESG") plans and goals, including those related to greenhouse gas emissions, diversity and inclusion and ESG reporting. Forward-looking and other statements regarding our ESG plans and goals are not an indication that these statements are material to investors. In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the continuance or escalation of the military conflict between Russia and Ukraine, and related sanctions and market disruptions; general economic, political or regulatory developments, including inflation, rising interest rates and changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, or taxation; continued or further volatility in and degradation of general economic, market, industry or business conditions; the magnitude, duration and extent of future resurgences of the COVID-19 pandemic and its effects; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; changes to the expected construction costs and timing of projects and planned investments, the availability of desirable strategic initiatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; our ability to successfully implement our sustainable energy strategy and principles, achieve our ESG goals and targets and realize the expected benefits thereof; accidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2021, and in other filings with Securities and Exchange Commission (SEC).

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per unit data)	2022	2021	2022	2021
Revenues and other income:
Operating revenue	$1,171	$1,302	$5,361	$4,624
Operating revenue - related parties	1,330	1,292	5,180	4,951
Income from equity method investments	141	93	476	321
Other income(a)	20	47	596	131
Total revenues and other income	2,662	2,734	11,613	10,027
Costs and expenses:
Operating expenses (including purchased product costs)	803	909	3,555	2,905
Operating expenses - related parties	389	340	1,467	1,328
Depreciation and amortization	305	316	1,230	1,287
Impairment expense	—	—	—	42
General and administrative expenses	87	86	335	353
Other taxes	18	27	115	120
Total costs and expenses	1,602	1,678	6,702	6,035
Income from operations	1,060	1,056	4,911	3,992
Interest and other financial costs	234	218	925	879
Income before income taxes	826	838	3,986	3,113
Provision for income taxes	2	—	8	1
Net income	824	838	3,978	3,112
Less: Net income attributable to noncontrolling interests	8	8	34	35
Net income attributable to MPLX LP	816	830	3,944	3,077
Less: Series A preferred unitholders interest in net income	23	21	88	100
Less: Series B preferred unitholders interest in net income	10	10	41	41
Limited partners’ interest in net income attributable to MPLX LP	$783	$799	$3,815	$2,936

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$0.78	$0.78	$3.75	$2.86
Common – diluted	$0.78	$0.78	$3.75	$2.86
Weighted average limited partner units outstanding:
Common units – basic	1,003	1,019	1,010	1,027
Common units – diluted	1,003	1,019	1,010	1,027

(a)    The twelve months ended December 31, 2022 include a $509 million non-cash gain on a lease reclassification.

Select Financial Statistics (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except ratio data)	2022	2021	2022	2021
Common unit distributions declared by MPLX LP
Common units (LP) – public	$274	$259	$1,063	$1,257
Common units – MPC	502	456	1,917	2,175
Total GP and LP distribution declared(a)	776	715	2,980	3,432

Preferred unit distributions(b)
Series A preferred unit distributions(a)	23	21	88	100
Series B preferred unit distributions	10	10	41	41
Total preferred unit distributions	33	31	129	141

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(c)	1,454	1,445	5,775	5,560
DCF attributable to GP and LP unitholders(c)	$1,237	$1,176	$4,852	$4,644
Distribution coverage ratio(d)	1.6x	1.6x	1.6x	1.4x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,368	$1,240	$5,019	$4,911
Investing activities	(280)	(141)	(956)	(518)
Financing activities	$(971)	$(1,125)	$(3,838)	$(4,395)

(a)    The twelve months ended December 31, 2021 include a supplemental distribution of $0.575 per unit (the "Supplemental Distribution Amount") in addition to the base distribution of $0.705 per unit.
(b)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred, assuming a distribution is declared by the Board of Directors. Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on February 15 and August 15 or the first business day thereafter. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(c)    Non-GAAP measure. See reconciliation below.
(d)    DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared. The twelve months ended December 31, 2021 include the impact of the Supplemental Distribution Amount.

Financial Data (unaudited)
(In millions, except ratio data)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$238	$13
Total assets	35,665	35,507
Total debt(a)	19,796	20,021
Redeemable preferred units	968	965
Total equity	$12,546	$12,052
Consolidated debt to adjusted EBITDA(b)	3.5x	3.7x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	354	369

(a)    Includes outstanding intercompany borrowings of $1,450 million as of December 31, 2021. There were no intercompany borrowings outstanding as of December 31, 2022. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $20,108 million and $20,359 million as of December 31, 2022, and December 31, 2021, respectively.

Operating Statistics (unaudited)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,543	3,322	7%	3,549	3,380	5%
Product pipelines	2,068	2,264	(9)%	2,111	2,073	2%
Total pipelines	5,611	5,586	0%	5,660	5,453	4%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.93	$0.93	—%	$0.91	$0.95	(4)%
Product pipelines	0.83	0.77	8%	0.81	0.78	4%
Total pipelines	$0.89	$0.87	2%	$0.87	$0.89	(2)%

Terminal throughput (mbpd)	3,018	2,889	4%	3,022	2,886	5%

Barges at period-end	296	297	—%	296	297	—%
Towboats at period-end	23	23	—%	23	23	—%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,359	1,371	(1)%	1,321	1,336	(1)%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,398	1,315	6%	1,374	1,346	2%
Bakken Operations	167	152	10%	152	150	1%
Rockies Operations	435	406	7%	427	439	(3)%
Total gathering throughput	3,359	3,244	4%	3,274	3,271	—%

Natural gas processed (MMcf/d)
Marcellus Operations	4,076	4,098	(1)%	4,035	4,150	(3)%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,456	1,381	5%	1,448	1,328	9%
Southern Appalachian Operations	209	235	(11)%	217	231	(6)%
Bakken Operations	167	152	10%	146	149	(2)%
Rockies Operations	446	427	4%	438	429	2%
Total natural gas processed	6,354	6,293	1%	6,284	6,287	—%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	518	485	7%	488	484	1%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	—	—	—%	—	2	(100)%
Southern Appalachian Operations	11	12	(8)%	11	12	(8)%
Bakken Operations	22	23	(4)%	21	23	(9)%
Rockies Operations	3	4	(25)%	4	4	—%
Total C2 + NGLs fractionated	554	524	6%	524	525	—%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,359	1,371	(1)%	1,321	1,336	(1)%
Utica Operations	2,389	1,862	28%	2,134	1,690	26%
Southwest Operations	1,700	1,513	12%	1,629	1,494	9%
Bakken Operations	167	152	10%	152	150	1%
Rockies Operations	564	546	3%	558	588	(5)%
Total gathering throughput	6,179	5,444	14%	5,794	5,258	10%

Natural gas processed (MMcf/d)
Marcellus Operations	5,549	5,637	(2)%	5,515	5,639	(2)%
Utica Operations	514	452	14%	495	482	3%
Southwest Operations	1,703	1,576	8%	1,637	1,471	11%
Southern Appalachian Operations	209	235	(11)%	217	231	(6)%
Bakken Operations	167	152	10%	146	149	(2)%
Rockies Operations	446	427	4%	438	429	2%
Total natural gas processed	8,588	8,479	1%	8,448	8,401	1%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	518	485	7%	488	484	1%
Utica Operations	29	25	16%	28	26	8%
Southwest Operations	—	—	—%	—	2	(100)%
Southern Appalachian Operations	11	12	(8)%	11	12	(8)%
Bakken Operations	22	23	(4)%	21	23	(9)%
Rockies Operations	3	4	(25)%	4	4	—%
Total C2 + NGLs fractionated	583	549	6%	552	551	—%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2022	2021	2022	2021
L&S segment adjusted EBITDA attributable to MPLX LP	$979	$934	$3,818	$3,681
G&P segment adjusted EBITDA attributable to MPLX LP	475	511	1,957	1,879
Adjusted EBITDA attributable to MPLX LP	1,454	1,445	5,775	5,560
Depreciation and amortization	(305)	(316)	(1,230)	(1,287)
Gain on sales-type leases	—	—	509	—
Interest and other financial costs	(234)	(218)	(925)	(879)
Impairment expense	—	—	—	(42)
Income from equity method investments	141	93	476	321
Distributions/adjustments related to equity method investments	(202)	(166)	(652)	(537)
Adjusted EBITDA attributable to noncontrolling interests	9	10	38	39
Other(a)	(39)	(10)	(13)	(63)
Net income	$824	$838	$3,978	$3,112

(a)    Includes unrealized derivative gain/ (loss), non-cash equity based compensation, provision for income taxes, and other miscellaneous items.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2022	2021	2022	2021
L&S segment income from operations	$812	$750	$3,216	$3,012
Depreciation and amortization	128	132	515	546
Income from equity method investments	(84)	(41)	(267)	(153)
Distributions/adjustments related to equity method investments	117	88	329	262
Other	6	5	25	14
L&S segment adjusted EBITDA attributable to MPLX LP	$979	$934	$3,818	$3,681

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2022	2021	2022	2021
G&P segment income from operations(a)	$248	$306	$1,695	$980
Depreciation and amortization	177	184	715	741
Gain on sales-type leases	—	—	(509)	—
Impairment expense	—	—	—	42
Income from equity method investments	(57)	(52)	(209)	(168)
Distributions/adjustments related to equity method investments	85	78	323	275
Adjusted EBITDA attributable to noncontrolling interests	(9)	(10)	(38)	(39)
Other	31	5	(20)	48
G&P segment adjusted EBITDA attributable to MPLX LP	$475	$511	$1,957	$1,879

(a)    The twelve months ended December 31, 2022 include a $509 million non-cash gain on a lease reclassification.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2022	2021	2022	2021
Net income(a)	$824	$838	$3,978	$3,112
Provision for income taxes	2	—	8	1
Interest and other financial costs	234	218	925	879
Income from operations	1,060	1,056	4,911	3,992
Depreciation and amortization	305	316	1,230	1,287
Impairment expense	—	—	—	42
Income from equity method investments	(141)	(93)	(476)	(321)
Distributions/adjustments related to equity method investments	202	166	652	537
Gain on sales-type leases	—	—	(509)	—
Other	37	10	5	62
Adjusted EBITDA	1,463	1,455	5,813	5,599
Adjusted EBITDA attributable to noncontrolling interests	(9)	(10)	(38)	(39)
Adjusted EBITDA attributable to MPLX LP	1,454	1,445	5,775	5,560
Deferred revenue impacts	71	12	158	88
Sales-type lease payments, net of income(b)	5	3	18	71
Net interest and other financial costs(c)	(216)	(201)	(851)	(819)
Maintenance capital expenditures, net of reimbursements	(51)	(38)	(144)	(88)
Equity method investment maintenance capital expenditures paid out	(3)	(3)	(13)	(7)
Other	10	(11)	38	(20)
DCF attributable to MPLX LP	1,270	1,207	4,981	4,785
Preferred unit distributions(d)	(33)	(31)	(129)	(141)
DCF attributable to GP and LP unitholders	$1,237	$1,176	$4,852	$4,644

(a)    The twelve months ended December 31, 2022 include a $509 million non-cash gain on a lease reclassification.
(b)    The twelve months ended December 31, 2021 include a one-time impact from Refining Logistics harmonization project of $54 million.
(c)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(d)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders. The distributions to Series A preferred unitholders for the twelve months ended December 31, 2021 include the Supplemental Distribution Amount of $0.575 per unit, or a total of $18 million in addition to the base distributions.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	December 31,
(In millions)	2022	2021
LTM Net income	$3,978	$3,112
LTM Net income to adjusted EBITDA adjustments	1,797	2,448
LTM Adjusted EBITDA attributable to MPLX LP	5,775	5,560
Consolidated total debt(a)	$20,108	$20,359
Consolidated total debt to adjusted EBITDA	3.5x	3.7x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings under the loan agreement with MPC.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2022	2021	2022	2021
Net cash provided by operating activities	$1,368	$1,240	$5,019	$4,911
Changes in working capital items	(181)	(14)	(121)	(157)
All other, net	17	(15)	(34)	(26)
Loss/ (gain) on extinguishment of debt	—	—	1	(10)
Net interest and other financial costs(a)	216	201	851	819
Other adjustments related to equity method investments	29	19	74	29
Other	14	24	23	33
Adjusted EBITDA	1,463	1,455	5,813	5,599
Adjusted EBITDA attributable to noncontrolling interests	(9)	(10)	(38)	(39)
Adjusted EBITDA attributable to MPLX LP	1,454	1,445	5,775	5,560
Deferred revenue impacts	71	12	158	88
Sales-type lease payments, net of income(b)	5	3	18	71
Net interest and other financial costs(a)	(216)	(201)	(851)	(819)
Maintenance capital expenditures, net of reimbursements	(51)	(38)	(144)	(88)
Equity method investment maintenance capital expenditures paid out	(3)	(3)	(13)	(7)
Other	10	(11)	38	(20)
DCF attributable to MPLX LP	1,270	1,207	4,981	4,785
Preferred unit distributions(c)	(33)	(31)	(129)	(141)
DCF attributable to GP and LP unitholders	$1,237	$1,176	$4,852	$4,644

(a)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    The twelve months ended December 31, 2021 include a one-time impact from Refining Logistics harmonization project of $54 million.
(c)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders. The distributions to Series A preferred unitholders for the twelve months ended December 31, 2021 include the Supplemental Distribution Amount of $18 million in addition to the base distributions.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2022	2021	2022	2021
Net cash provided by operating activities(a)	$1,368	$1,240	$5,019	$4,911
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow
Net cash used in investing activities	(280)	(141)	(956)	(518)
Contributions from MPC	14	14	44	45
Distributions to noncontrolling interests	(9)	(10)	(38)	(39)
Adjusted Free cash flow	1,093	1,103	4,069	4,399
Base distributions paid to common and preferred unitholders(b)	(799)	(742)	(3,047)	(2,970)
Adjusted Free cash flow after distributions	$294	$361	$1,022	$1,429

(a)    The three and twelve months ended December 31, 2022 include working capital draws of $181 million and $121 million, respectively. The three and twelve months ended December 31, 2021 include working capital draws of $14 million and $157 million, respectively.
(b)    The three and twelve months ended December 31, 2021 exclude the Supplemental Distribution Amount of $0.575 per unit, or a total of $603 million, distributed to unitholders in the fourth quarter of 2021.

Capital Expenditures (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2022	2021	2022	2021
Capital Expenditures:
Growth capital expenditures	$214	$133	$665	$407
Growth capital reimbursements(a)	(81)	(13)	(151)	(35)
Investments in unconsolidated affiliates	19	35	217	151
Return of capital	—	—	(11)	(36)
Capitalized interest	(2)	(2)	(8)	(13)
Total growth capital expenditures(b)	150	153	712	474
Maintenance capital expenditures	65	52	188	133
Maintenance capital reimbursements	(14)	(14)	(44)	(45)
Capitalized interest	—	—	(1)	(1)
Total maintenance capital expenditures	51	38	143	87

Total growth and maintenance capital expenditures	201	191	855	561
Investments in unconsolidated affiliates(c)	(19)	(35)	(217)	(151)
Return of capital(c)	—	—	11	36
Growth and maintenance capital reimbursements(a)(d)	95	27	195	80
Increase in capital accruals	(8)	(30)	(47)	(11)
Capitalized interest	2	2	9	14
Additions to property, plant and equipment(c)	$271	$155	$806	$529

(a)    Growth capital reimbursements include reimbursements from customers and our Sponsor. Prior periods have been updated to reflect these reimbursements to conform to the current period presentation.
(b)    Total growth capital expenditures exclude $28 million of acquisitions for the twelve months ended December 31, 2022.
(c)    Investments in unconsolidated affiliates, return of capital, and additions to property, plant and equipment, net are shown as separate lines within Investing activities in the Consolidated Statements of Cash Flows.
(d)    Growth capital reimbursements are included in changes in deferred revenue within the operating activities section in the Consolidated Statements of Cash Flows. Maintenance capital reimbursements are included in the Contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.